Exhibit 99.1

Beyond Air® Reports Financial Results

for the Second Quarter of Fiscal Year 2023

Commercial launch underway for LungFit® PH for the treatment of term and near-term neonates with hypoxic respiratory failure, which received FDA approval on June 28, 2022

Presented favorable safety, tolerability, and efficacy results from the pilot study of at-home LungFit® GO for nontuberculous mycobacterial (NTM) lung infection at the American College of Chest Physicians (CHEST)

Preclinical data showing prolonged survival for ultra-high concentration nitric oxide (UNO) in combination with anti-PD1 to be unveiled at the Society for Immunotherapy of Cancer (SITC) on November 10, 2022

Conference call scheduled for 4:30 p.m. ET today, November 8th

Garden City, NY, November 8, 2022 – Beyond Air, Inc. (NASDAQ: XAIR) a medical device and biopharmaceutical company focused on developing inhaled nitric oxide (NO) for the treatment of patients with respiratory conditions, including serious lung infections and pulmonary hypertension, and, through its affiliate Beyond Cancer, Ltd., ultra-high concentration nitric oxide (UNO) for the treatment of solid tumors, today announced financial results for its second fiscal quarter ended September 30, 2022.

“Our commercial team continues to successfully execute the initial phase of the LungFit PH launch following FDA approval in late-June 2022. Over the past few months, the demand for product evaluations and demonstrations have exceeded expectations. We are pleased to report that participating hospital staff have provided a steady flow of positive feedback,” commented Steve Lisi, Chairman and Chief Executive Officer of Beyond Air. “In addition, we are planning to submit a PMA supplement for an expanded cardiac label for the LungFit® PH system to the FDA.”

“During the quarter, we presented positive data that support the development programs for the LungFit system using high dose NO as a potential treatment for several indications. At the CHEST Annual Meeting 2022 we presented favorable safety, tolerability, and efficany data for our LungFit GO pilot at-home study of patients with severe, treatment refractory, NTM lung disease, which further support development of intermittent high dose NO for the treatment of NTM as well as other chronic respiratory infections. We believe this study breaks new ground in the development of NO therapy by successfully showing the ability of our at-home NO generator-based system to be used safely and consistently by this patient population in a real-world setting.”

“Additionally, we are excited to announce that Beyond Cancer’s first-in-human Phase 1 study of UNO for the treatment of solid tumors designed to assess safety and efficacy is moving along after the first patient was treated in August 2022. We expect to announce topline data from the Phase 1 study in the first half of 2023,” concluded Mr. Lisi.

Recent Highlights and Upcoming Milestones

●	LungFit® PH

○	Continue progress with limited release phase of commercial launch, making it the first and only nitric oxide generator, delivery and monitoring system available in the U.S., following FDA approval on June 28, 2022 to treat term and near-term neonates with hypoxic respiratory failure
○	CE Mark anticipated to be received at the end of calendar year 2022, which is expected to be followed by an international commercial partnership
○	Expect to submit a PMA supplement for a cardiac label expansion for LungFit® PH to the FDA prior to year-end 2022

●	LungFit® PRO

○	Presented positive data from the LungFit® PRO pilot study of high-concentration inhaled NO in Viral Community-Acquired Pneumonia (VCAP), including COVID-19, which show a strong safety profile and statistically significant results on key efficacy endpoints in the iNO treatment group compared to standard supportive treatment (SST)
○	The Annals of the American Thoracic Society published a detailed review of a third pilot study of inhaled NO in bronchiolitis patients under the age of 12 months, including an overview of the study design and previously announced results (click here)
○	Plan to initiate a U.S. trial for patients hospitalized with VCAP, including COVID-19, in the fourth quarter of calendar year 2023, pending discussion with the FDA

●	LungFit® GO

○	Presented positive safety, tolerability, and efficacy data from the LungFit GO pilot at-home study of patients with severe, treatment refractory, NTM lung disease at the American College of Chest Physicians (CHEST) Annual Meeting 2022
○	Expect to initiate a pilot study in the fourth quarter of calendar 2023 in COPD patients who are hospitalized due to an exacerbation

●	Beyond Cancer’s Solid Tumor Program

○	Pre-clinical data for ultra-high concentration nitric oxide therapy to be presented at the upcoming Society for Immunotherapy of Cancer (SITC) Annual Meeting on November 10, 2022 which show benefits of NO therapy in combination with anti-PD1 over anti-PD1 monotherapy with respect to tumor regression and survival
○	Beyond Air received a notice of allowance for its patent titled “System and Method for Delivery or Gas to a Tissue”, which is the first patent covering Beyond Cancer’s UNO therapy

2

Financial Results for the fiscal quarter ended September 30, 2022

Research and development expenses for the fiscal quarter ended September 30, 2022 were $4.5 million, compared with $2.8 million for the fiscal quarter ended September 30, 2021. The increase is primarily attributable to increased spending on UNO.

General and administrative expenses for the fiscal quarter ended September 30, 2022 increased to $8 million, compared with $3.4 million for the fiscal quarter ended September 30, 2021. The increase is mainly attributable to the staffing and scaling up of Beyond Cancer in both the U.S. and Israel, as well as continued investments necessary to support the commercial launch of LungFit® PH in the U.S.

Other income and expense for the fiscal quarter ended September 30, 2022 was a loss of $0.2 million, compared with a loss of $2.5 million for the fiscal quarter ended September 30, 2021.

For the fiscal quarter ended September 30, 2022, Beyond Air, Inc. (the “Company”) had a net loss of $12.8 million, of which $12.0 million, or ($0.40) per share, was attributable to the shareholders of Beyond Air, compared with a net loss of $8.7 million, or ($0.36) per share, for the fiscal quarter ended September 30, 2021.

As of September 30, 2022, the Company reported cash and cash equivalents, marketable securities, and restricted cash of $72.5 million.

Total cash burn in the quarter ended September 30, 2022 was $10.4 million, just above the quarterly cash burn guidance of $8.0 – 10.0 million, and includes a $2.5 million non-recurring payment. The Company expects to see the quarterly average cash burn during the fiscal year 2023 to fall within this range. Through first half of our fiscal year ended September 30, 2022, total cash burn was $17.9 million.

Conference Call & Webcast

Tuesday, November 8th@ 4:30 PM ET

Domestic:	1- 844-825-9789
International:	1- 412-317-5180
Passcode:	10172080
Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1576040&tp_key=65a361d2ed or the Events page of the Company’s website (click here)

3

About Beyond Air®, Inc.

Beyond Air is a medical device and biopharmaceutical company dedicated to harnessing the power of nitric oxide through its revolutionary NO Generator and Delivery System, LungFit, that uses NO generated from ambient air to deliver precise amounts of NO to the lungs for the potential treatment of a variety of pulmonary diseases. The LungFit can generate up to 400 ppm of NO, for delivery either continuously or for a fixed amount of time and has the ability to either titrate dose on demand or maintain a constant dose. The Company has received FDA approval for its first system, LungFit PH for persistent pulmonary hypertension of the newborn. Beyond Air is currently advancing its other revolutionary LungFit systems in clinical trials for the treatment of severe lung infections such as viral community-acquired pneumonia (including COVID-19), nontuberculous mycobacteria (NTM) and severe lung infections in other settings. Additionally, Beyond Cancer, an affiliate of Beyond Air, is investigating ultra-high concentrations of NO with a proprietary delivery system to target certain solid tumors in the pre-clinical setting. For more information, visit www.beyondair.net.

About Nitric Oxide

Nitric Oxide is a powerful molecule, naturally synthesized in the human body, proven to play a critical role in a broad array of biological functions. In the airways, NO targets the vascular smooth muscle cells that surround the small resistance arteries in the lungs. Currently, exogenous inhaled NO is used in adult respiratory distress syndrome, post certain cardiac surgeries and persistent pulmonary hypertension of the newborn to treat hypoxemia. Additionally, NO is believed to play a key role in the innate immune system and in vitro studies suggest that NO possesses anti-microbial activity not only against common bacteria, including both gram-positive and gram-negative, but also against other diverse pathogens, including mycobacteria, viruses, fungi, yeast and parasites, and has the potential to eliminate multi-drug resistant strains.

About the LungFit®*

Beyond Air’s LungFit is a cylinder-free, phasic flow generator and delivery system and has been designated as a medical device by the U.S. Food and Drug Administration (FDA). The ventilator compatible version of the device can generate NO from ambient air on demand for delivery to the lungs at concentrations ranging from 1 ppm to 80 ppm. The LungFit system could potentially replace large, high-pressure NO cylinders providing significant advantages in the hospital setting, including greatly reducing inventory and storage requirements, improving overall safety with the elimination of NO2 purging steps, and other benefits. The LungFit can also deliver NO at concentrations at or above 80 ppm for potentially treating severe acute lung infections in the hospital setting (e.g. COVID-19, bronchiolitis) and chronic, refractory lung infections in the home setting (e.g. NTM). With the elimination of cylinders, Beyond Air intends to offer NO treatment in the home setting.

* Beyond Air’s LungFit PH is approved for commercial use only in the United States of America to treat term and near-term neonates with hypoxic respiratory failure. Beyond Air’s other LungFit systems are not approved for commercial use and are for investigational use only. Beyond Air is not suggesting NO use over 80 ppm or use at home.

About PPHN

Persistent pulmonary hypertension of the newborn (PPHN) is a lethal condition and secondary to failure of normal circulatory transition at birth. It is a syndrome characterized by elevated pulmonary vascular resistance (PVR) that causes labile hypoxemia due to decreased pulmonary blood flow and right-to-left shunting of blood. Its incidence has been reported as 1.9 per 1000 live births (0.4–6.8/1000 live births) with mortality rate ranging between 4–33%. This syndrome complicates the course of about 10% of infants with respiratory failure and remains a source of considerable morbidity and mortality. NO gas is a vasodilator, is approved in dozens of countries to improve oxygenation and reduces the need for extracorporeal membrane oxygenation (ECMO) in term and near-term (>34 weeks gestation) neonates with hypoxic respiratory failure associated with clinical or echocardiographic evidence of pulmonary hypertension in conjunction with ventilator support and other appropriate agents.

4

About Viral Community-Acquired Pneumonia (VCAP)

In adults, viruses have been identified as the causative agents in approximately 100 million cases of community-acquired pneumonia per year. While viral pneumonia in adults is most commonly caused by rhinovirus, respiratory syncytial virus (RSV) and influenza virus, newly emerging viruses (including SARS-CoV-1, SARS-CoV-2, avian influenza A, and H1N1 viruses) have been identified as pathogens contributing to the overall burden of adult viral pneumonia. Patients aged 65 years or older are at particular risk for death from the disease, as are patients with other underlying health conditions or weakened immune systems. There is no consensus regarding the use of antiviral drugs to treat viral pneumonia, and specific preventative measures are currently limited to the influenza vaccine. Given that current treatment recommendations are largely limited to supportive care, there is an unmet medical need for effective treatment options. NO may prove to be a treatment as the impact on the lung should result in bronchodilation, reduction in inflammation and inhibition of the viral replication process.

About NTM

Nontuberculous mycobacteria (NTM) infection is a rare and serious bacterial infection in the lungs causing debilitating pulmonary disease associated with high morbidity and mortality. NTM infection is acquired by inhaling aerosolized bacteria from the environment, and can lead to NTM lung disease, a progressive and chronic condition. According to the Cystic Fibrosis Foundation, 13% of U.S. cystic fibrosis patients had a positive culture for a NTM species in 2017. NTM is considered an emerging public health concern worldwide because of its multi-drug antibiotic resistance. Current treatment guidelines suggest a combination of multiple antibiotics dosed chronically for as long as two years. These complex, expensive and invasive regimens have a poor record in the treatment of Mycobacterium abscessus complex (MABSC) and refractory Mycobacterium avium complex (MAC) and have the potential to cause severe adverse events. Beyond Air’s system is designed to deliver 150 – 400 ppm NO to the lungs, and early data, including from the pilot study of the LungFit GO, indicate that this range of NO concentrations could have a positive effect on patients infected with NTM.

About Bronchiolitis

The majority of hospital admissions of infants with bronchiolitis are caused by respiratory syncytial virus (RSV). RSV is a common and highly transmissible virus that infects the respiratory tract of most children before their second birthday. While most infants with RSV present with minor respiratory symptoms, a small percentage develop serious lower airway infections, termed bronchiolitis, which can become life-threatening. The absence of treatment options for bronchiolitis limits the care of these sick infants to largely supportive measures. Beyond Air’s system is designed to effectively deliver 150 – 400 ppm NO, for which preliminary studies indicate may eliminate bacteria, viruses, fungi, and other microbes from the lungs.

About Beyond Cancer, Ltd.

Beyond Cancer, Ltd., an affiliate of Beyond Air, Inc., is a development-stage biopharmaceutical and medical device company utilizing ultra-high concentration nitric oxide (UNO) via a proprietary delivery platform to treat primary tumors and prevent metastatic disease. Nitric oxide at ultra-high concentrations has been reported to show anticancer properties and to potentially serve as a chemosensitizer and radiotherapy enhancer. A first-in-human study is underway in patients with solid tumors. The Company is conducting preclinical studies of UNO in multiple solid tumor models to inform additional treatment protocols.

For more information, visit www.beyondcancer.com.

5

About UNO Therapy for Solid Tumors

Cancer is the second leading cause of death globally, with tumor metastases responsible for approximately 90% of all cancer-related deaths. Current cancer treatment modalities generally include chemotherapy, immunotherapy, radiation, and/or surgery. Ultra-high concentration Nitric Oxide (UNO) therapy is a completely new approach to preventing relapse or metastatic disease. In vitro murine data show that local tumor ablation with UNO stimulates an anti-tumor immune response in solid tumor cancer models. The Company believes that UNO has the potential to prevent relapse or metastatic disease with as little as a single 5-minute treatment and with limited toxicity or off-target effects.

Forward Looking Statements

This press release contains “forward-looking statements” concerning inhaled nitric-oxide and the Company’s LungFit® product, including statements with regard to potential clinical and regulatory developments and the expected timing thereof, expected product launch for the Company’s LungFit® product and the timing thereof, and the potential impact on patients and hospitals and anticipated benefits associated with its use. Forward-looking statements include statements about our expectations, beliefs, or intentions regarding our product offerings, business, financial condition, results of operations, strategies or prospects. You can identify such forward-looking statements by the words “anticipates,” “expects,” “intends,” “impacts,” “plans,” “projects,” “believes,” “estimates,” “likely,” “goal,” “assumes,” “targets” and similar expressions and/or the use of future tense or conditional constructions (such as “will,” “may,” “could,” “should” and the like) and by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. These forward-looking statements are only predictions and reflect our views as of the date they are made with respect to future events and financial performance. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including risks related to: our ability to successfully commercialize LungFit® PH in the U.S. in the planned timeframe; our ability to achieve a CE mark for LungFit® PH in the European Union; the risk that LungFit® PH may become subject to unfavorable pricing regulations, third-party payor reimbursement practices or healthcare reform initiatives; intense competition and rapid technological changes may adversely affect our ability to successfully commercialize LungFit® PH; if we are unable to establish sales and marketing capabilities or enter into agreements with third-parties to market and sell LungFit® PH, we may be unable to generate any revenue; LungFit® PH may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success, and the market opportunity for LungFit® PH may be smaller than we estimate; our ability to fund and the results of pre-clinical and clinical trials for our product candidates; obtaining, maintaining and protecting intellectual property utilized by our product and product candidates; our ability to enforce our patents against infringers and to defend our patent portfolio against challenges from third parties; our ability to obtain additional funding to support our business activities; our dependence on third parties for development, manufacture, marketing, sales, and distribution of products; obtaining regulatory approval for our product candidates; our short operating history; risks related to the COVID-19 pandemic and their effect on our business; and other risks identified and described in more detail in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and other filings with the SEC, all of which are available on our website. We undertake no obligation to update, and we do not have a policy of updating or revising, these forward-looking statements, except as required by applicable law.

CONTACTS:

Edward Barger

Head of Investor Relations

ebarger@beyondair.net

Corey Davis, Ph.D.

LifeSci Advisors, LLC

Cdavis@lifesciadvisors.com

(212) 915-2577

+++++++

6

BEYOND AIR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	September 30, 2022	March 31, 2022
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$29,829	$80,242
Marketable Securities	32,617	-
Restricted cash	10,106	9,988
Inventory, net	711	350
Grant receivable	235	322
Other current assets and prepaid expenses	1,581	2,044
Total current assets	75,078	92,945
Licensed right to use technology	1,734	1,837
Right-of-use lease assets	2,265	2,216
Property and equipment, net	2,757	1,995
Other assets	205	207
TOTAL ASSETS	$82,039	$99,199

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,006	$1,129
Accrued expenses	8,934	8,374
Operating lease liability	348	281
Loan payable, current portion	310	927
Total current liabilities	11,598	10,712

Long-term liabilities
Operating lease liability	2,090	2,079
Long-term debt, net	200	200
Other long-term liabilities	4,500	8,000
Total liabilities	18,387	20,990

Stockholders’ equity
Preferred Stock, $0.0001 par value per share: 10,000,000 shares authorized, 0 shares issued and outstanding	-	-
Common Stock, $0.0001 par value per share: 100,000,000 shares authorized, 29,911,207 and 29,886,173 shares issued and outstanding as of September 30, 2022 and March 31, 2022, respectively	3	3
Treasury stock	(25)	(25)
Additional paid-in capital	204,930	196,269
Accumulated deficit	(146,541)	(123,639)
Accumulated other comprehensive income	438	96
Total stockholders’ equity attributable to Beyond Air, Inc	58,805	72,704
Non-controlling interests	4,847	5,505
Total Equity	63,652	78,209
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$82,039	$99,199

7

BEYOND AIR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except share and per share data)

(UNAUDITED)

	For the Three Months Ended		For the Six Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

Revenue	$-	$-	$-	$-

Cost of Revenue	179	-	179	-

Gross Profit / (Loss)	(179)	-	(179)	-

Operating expenses:

Research and development	4,452	2,807	7,678	5,548
General and administrative	7,990	3,395	16,203	7,245
Operating expenses	12,442	6,201	23,882	12,793

Operating loss	(12,621)	(6,201)	(24,061)	(12,793)

Other income (loss)
Interest expense	(48)	(161)	(96)	(323)
Foreign exchange gain / (loss)	(217)	0	(394)	9
Other income / (expense)	88	(2,329)	99	(2,328)
Total other expense	(177)	(2,490)	(391)	(2,642)

Benefit from income taxes	-	-	-	-

Net loss	$(12,797)	$(8,692)	$(24,452)	$(15,435)

Less : net loss attributable to non-controlling interests	(830)	-	(1,550)	-

Net loss attributable to Beyond Air, Inc.	(11,968)	(8,692)	(22,902)	(15,435)

Foreign currency translation gain	171	-	343	-
Comprehensive loss attributable to Beyond Air, Inc.	$(11,797)	$(8,692)	$(22,559)	$(15,435)

Net basic and diluted loss per share attributable to Beyond Air, Inc.	$(0.40)	$(0.36)	$(0.77)	$(0.67)

Weighted average number of shares, outstanding, basic and diluted	29,898,825	24,165,965	29,893,414	23,061,667

8